EXHIBIT 4.4

[EXECUTION COPY]

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of April 19, 2002, is entered into by and among Southwest Royalties, Inc., a Delaware corporation (the “Company”), Southwest Royalties Holdings, Inc. (“SRH”), a stockholder of the Company, H.H. Wommack, III, the majority owner of SRH (“Wommack”) and certain other stockholders of the Company which are listed on Schedule A hereto (collectively, the “Holders”).

RECITALS

WHEREAS, the Holders own 900,000 of the issued and outstanding shares of the Class A Common Stock, $0.01 par value, of the Company (the “Class A Common Stock”);

WHEREAS, SRH owns 200,000 shares of Special Stock, $.01 par value per share, of the Company (the “Special Stock”) and 100,000 shares of Common Stock, $.01 par value per share, of the Company (“Common Stock”); and

WHEREAS, the Holders, SRH and the Company desire to agree upon certain terms and conditions that will govern the ownership and transfer of the Class A Common Stock, Special Stock and Common Stock.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual covenants and provisions set forth in this Agreement, and intended to be legally bound hereby, the parties agree as follows:

SECTION 1.    DEFINITIONS

As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” means, with respect to any Person, (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such Person or any officer, director or employee of such Person or such other Person, (ii) the spouse, any immediate family member or any other relative who has the same principal residence of any Person described in clause (i) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such spouse, family member or other relative, and (iii) any trust in which any Person described in clause (i) or (ii), above, is a fiduciary or has a beneficial interest.

“Agreement” has the meaning set forth in the preamble hereto.

“Board of Directors” means the Board of Directors of the Company.

“Class A Common Stock” has the meaning set forth in the recitals hereto.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Holders” has the meaning set forth in the preamble hereto.

“Notice of Intention to Sell” means the written notice specified in Section 2.1.

“Offerors” has the meaning set forth in Section 3.1(a).

“Offered Shares” has the meaning set forth in Section 2.1.

“Participation Offer” has the meaning set forth in Section 3.1(a).

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

“Sale” has the meaning set forth in Section 3.1(a).

“Securities Act” or the “Act” means the Securities Act of 1933, as amended from time to time.

“Shares” means shares of Common Stock, Class A Common Stock and Special Stock now or hereafter outstanding and any securities now or hereafter outstanding that may be exercised, converted or exchanged for Common Stock which are beneficially owned by the Holders or by SRH, as the case may be.

“Special Stock” has the meaning set forth in the recitals hereto.

“Subsidiary” means any Person of which at least a majority of the voting stock or voting interests of such Person are owned, directly or indirectly, by any other Person.

“Transfer” means sale, transfer, assignment, gift, pledge, hypothecation, encumbrance, or other disposition, whether voluntary or involuntary, or any contract to do any of the forgoing.

SECTION 2.    RIGHT OF FIRST REFUSAL TO PURCHASE SRH’S SHARES

2.1  Intention to Sell.    If SRH wishes to sell any of the Shares owned by SRH to a bona fide third party, SRH promptly shall deliver to the Company a Notice of Intention to Sell (the “Notice of Intention to Sell”) setting forth the number of Shares to be sold (the “Offered Shares”), the proposed purchase price per Offered Share, the proposed purchaser (including any information concerning such purchaser and its Affiliates as the Company may reasonably request) and the other terms of sale.

2.2  Notice of Election to Purchase; Failure to Exercise Option to Purchase.    The Company shall, within five (5) business days of its receipt of the Notice of Intention to Sell, give the Notice of the Intention to Sell to the Holders by certified or registered mail or recognized overnight delivery service (and shall notify SRH of the date on which such notice was sent to the Holders) and the Holders will then have the right and option to elect to purchase (i) all or a portion of such Offered Shares (if there is only one Holder electing to purchase such Shares) or (ii) up to its pro rata share of such Offered Shares (if there is more than one Holder electing to purchase such Shares) or (iii) such Offered Shares in such other proportions as the Holders may mutually agree, at the purchase price and on the terms stated in the Notice of Intention to Sell, such election to be made by giving written notice to the Company within twenty (20) business days after the date of receipt by the Holder of the Notice of Intention to Sell. For purposes of this Section 2.2, the date of receipt by the Holders of the Notice of Intention to Sell shall be deemed to be three (3) business days if such notice is sent by certified or registered mail or one (1) business day if such notice is sent by recognized overnight delivery service, and such

20-business day period for all Holders shall be deemed to commence as of the last date on which a Holder is deemed to have received such notice.

2.3  SRH’s Rights upon Failure to Exercise Right to Purchase All Offered Shares.    If the Holders fail to elect to purchase all of the Offered Shares under Sections 2.1 and 2.2, then SRH may sell all (but not less than all) of the Offered Shares remaining to the purchaser specified in the Notice of Intention to Sell at the price and upon the same terms set forth in the Notice of Intention to Sell, at any time within twenty (20) business days after the last date on which a Holder will be entitled to make any election pursuant to the provisions of Section 2.2. Any purchaser specified in the Notice of Intention to Sell shall not be bound by the provisions of this Agreement upon receipt of the Shares, unless such purchaser is Wommack or an Affiliate of SRH or Wommack, in which case such purchaser shall be bound by the terms of this Agreement as if such purchaser were SRH and shall be required to execute a joinder to this Agreement. If the Offered Shares are not sold by SRH during such twenty (20) business-day period, the right of SRH to sell such Offered Shares will expire and such remaining Offered Shares again will be subject to the restrictions contained in this Agreement and may not thereafter be Transferred except in compliance with this Agreement.

2.4  Payment for Offered Shares.    Payment by a Holder for the Offered Shares will be made by certified or official bank check, payable to the order of SRH against delivery by SRH of (a) a certificate or certificates representing the Offered Shares so sold, duly endorsed for transfer to the purchasing party or accompanied by a stock transfer power duly endorsed for transfer, with all requisite stock transfer taxes paid and stamps affixed and (b) written representations and warranties of SRH to the effect that: (i) SRH is the record and beneficial owner of the Shares being purchased and sold, has good and valid title to the Shares and the absolute right to transfer the same to the purchaser, and the same, upon transfer to the purchaser, will be free and clear of all claims, liens, pledges, restrictions (other than restrictions imposed by this Agreement and restrictions under federal and state securities laws) or encumbrances of any nature whatsoever; (ii) SRH shall have full power, authority or capacity, as applicable, to perform the terms of this Agreement relating to such purchase and sale; and (iii) any consent or approval of any governmental authority, court or third person required to be obtained by SRH to permit the Transfer of the Shares have been obtained.

2.5  Closing Date.    The closing of the sale and delivery of Offered Shares being purchased and sold pursuant to this Section 2 to a Holder, and payment for such Offered Shares, will be held at any date on or prior to the twentieth (20th) business day after the last day upon which any Holder elects to purchase Offered Shares pursuant to this Section 2.

2.6  Continuation in Interest.    In the event SRH ceases to exist, whether by sale, merger, liquidation or otherwise or ceases to hold the Company’s capital stock, the provisions of this Section 2 shall only apply to the Shares beneficially owned by Wommack or his Affiliates (excluding the Company).

SECTION 3.    TAG-ALONG/CO-SALE RIGHTS

3.1    Tag-Along Rights.

(a)  If the Holders collectively desire to Transfer 450,001 or more Shares (as may be adjusted in accordance with the Amended and Restated Certificate of Incorporation) (the “Offerors”), whether by sale, merger or otherwise (a “Sale”), then at least fifteen (15) business days prior to the closing of such Sale, the Offerors shall make an offer in writing (the “Participation Offer”) to SRH to include in the proposed Sale a percentage of SRH’s Shares equal to a percentage of the outstanding Shares of Class A Common Stock being Transferred by the Offerors. For purposes of this Section 3.3, the Participation Offer shall not be deemed made until SRH has received such Participation Offer.

(b)  The Participation Offer must be in writing and describe the terms (including purchase price) and conditions of the proposed Sale and must be conditioned upon (i) the consummation of the transactions contemplated in the Participation Offer, and (ii) SRH’s execution and delivery of all agreements and other documents as may be reasonably required by the acquiror in connection with such Sale.

(c)  If SRH desires to exercise its right to Transfer Shares in the Participation Offer, SRH shall deliver notice to the Offerors within seven (7) business days after its receipt of the Participation Offer, specifying the number of Shares (up to the number or percentage of such Shares specified in the Participation Offer) that SRH desires to Transfer in the Participation Offer, whereupon SRH shall be obligated to Transfer such Shares at the closing of such Sale, if and when it occurs. All Shares Transferred by SRH pursuant to this Section 3.1 must be Transferred at the same price and terms (including form of consideration) as the Shares being Transferred by the Offerors.

3.2    Co-Sale Rights.

(a)  In connection with any Sale by the Offerors of 450,001 or more Shares (as may be adjusted in accordance with the Amended and Restated Certificate of Incorporation), and if SRH fails to exercise its tag-along rights under Section 3.1, then the Offerors have the right to require SRH to Transfer a percentage of SRH’s Shares which equals the percentage of Shares being Transferred by the Offerors. All Shares Transferred by SRH pursuant to this Section 3.2 must be Transferred at the same price and terms (including form of consideration) as the Shares being Transferred by the Offerors.

(b)  The Offerors shall give the Company and SRH at least seven (7) business days’ prior written notice of any Sale as to which the Offerors intend to exercise their rights under Section 3.2(a).

3.3  Continuation in Interest.    In the event SRH ceases to exist, whether by sale, merger, liquidation or otherwise, or ceases to hold the Company’s capital stock, the provisions of this Section 3 shall only apply to the Shares beneficially owned by Wommack or his Affiliates (excluding the Company).

SECTION 4.    LEGEND ON SHARE CERTIFICATES

All certificates representing Shares now or hereafter held by the Holders and SRH, will be endorsed with the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF APRIL 19, 2002. A COPY OF SUCH AGREEMENT IS ON FILE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS AND MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE CORPORATE SECRETARY OF THE COMPANY.”

SECTION 5.    DURATION OF AGREEMENT

This Agreement will terminate and be of no further force and effect upon the first to occur of (i) five (5) years from the date of this Agreement or (ii) upon the sale, disposition or sale of all of the shares of Class A Common Stock held by the Holders or their Affiliates.

SECTION 6.    GOVERNING LAW; CONSTRUCTION

This Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules. The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section. Unless otherwise specifically stated, references in this Agreement to sections or schedules refer to sections and schedules of this Agreement.

SECTION 7.    CONSENT TO JURISDICTION AND SERVICE OF PROCESS

Each Holder, SRH, Wommack and the Company irrevocably consent to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware, agree that any action, suit or proceeding by or among the Holders (or any of them), SRH, Wommack or the Company arising out of this Agreement may be brought in any court in the State of Delaware, and waives any objection which any Holder, SRH, Wommack or the Company, as the case may be, may now or hereafter have to the choice of forum whether on personal jurisdiction, venue, forum non conveniens or on any other ground. For purposes of actions arising out of this Agreement, each Holder, SRH, Wommack and the Company hereby irrevocably designate, appoint and empower the Secretary of the State of Delaware to receive for and on behalf of such Holder, SRH, Wommack or the Company service of process in the State of Delaware, and each Holder, SRH, Wommack and the Company irrevocably consent to the service of process outside of the territorial jurisdiction of said courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to such last known address of any Holder, SRH, Wommack or the Company, as shown in the records of the Company with the same effect as if such Holder, SRH, Wommack or the Company were a resident of the State of Delaware and had been lawfully served in such State. Nothing in this Agreement will affect the right to service of process in any other manner permitted by law. Each Holder, SRH, Wommack and the Company further agree that final judgment against it or him in any such action or proceeding will be conclusive and may be enforced in any other jurisdiction within or outside the State of Delaware by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of such judgment.

SECTION 8.    BENEFITS OF AGREEMENT; ASSIGNMENT

This Agreement is irrevocable and is binding upon and inures to the benefit of the parties and their respective successors, permitted assigns, heirs, executors, administrators, and legal representatives. Except as otherwise provided in this Agreement, neither the Holders nor SRH may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Company, except that the Holders may assign or delegate any of their rights or obligations to their Affiliates under this Agreement without the consent of the Company.

SECTION 9.    NOTICES

(a)  All notices, requests, consents, and other communications required by this Agreement must be in writing, delivered in person or duly sent by recognized overnight courier or sent by facsimile or by first-class registered or certified mail, postage prepaid, addressed to the Company, SRH or the applicable Holder at the addresses set forth for such Persons on Schedule A hereto, or to such other address which has been designated by notice in writing by such party to the others in accordance with the provisions of this Section 9.

(b)  Each party will at all times have an address to which any communications may be sent. All such notices, requests, consents and other communications will be deemed to have been received (i) in the case of personal delivery or facsimile, on the date of such delivery, (ii) in the case of delivery by recognized overnight courier service, on the first business day following delivery of such notice to the overnight courier, and (iii) in the case of mailing, on the third (3rd) business day following such mailing.

SECTION 10.    MODIFICATION AND WAIVER

Except as otherwise provided in this Agreement, neither this Agreement, nor any provision of this Agreement, may be modified, changed, waived, discharged or terminated except by an instrument in writing signed by the Company, SRH and the holders of at least a majority of the Shares held by the Holders.

SECTION 11.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the parties with respect to matters or understandings involving the ownership, control or disposition of the Shares, and supersedes in its entirety any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such ownership, control or disposition.

SECTION 12.    SEVERABILITY

If any provision of this Agreement, or the application of such provision to any Person or circumstance, is adjudged or ruled to be invalid or unenforceable, the remaining provisions of this Agreement and the application of such provisions to other Persons or circumstances will not be affected by such invalidity or unenforceability.

SECTION 13.    REMEDIES

The parties recognize and agree that if the Company, SRH or any of the Holders breaches its or his obligations under this Agreement, the other parties may not have an adequate remedy at law. Such breach will cause such other parties irreparable harm for which there may be no adequate remedy at law. If any party institutes an action or proceeding to enforce the provisions of this Agreement, such party will be entitled to the remedies of specific performance and injunctive relief, and any such Person against whom such action or proceeding is brought hereby waives any claim or defense that there is an adequate remedy at law. The right to obtain an injunction hereunder will not be considered a waiver of any right on the part of the non-breaching parties to recover damages and to assert any other claims for remedies which such parties may have at law or in equity. The non-prevailing party in any such action agrees to bear any expenses incurred by the prevailing party, including reasonable attorneys’ fees, in enforcing its rights under this Agreement.

SECTION 14.    GENDER

Whenever the context requires, pronouns of any gender will be deemed to include and designate the feminine, masculine or neuter gender.

SECTION 15.    COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have duly executed or caused this Agreement to be executed as of the day and year first above written.

SOUTHWEST ROYALTIES, INC.

By:	/s/ J. STEVEN PERSON
Name: J. Steven Person
Title: Vice President
Address: 407 North Big Spring Midland, Texas 79701 Facsimile Number (915) 688-0191

SOUTHWEST ROYALTIES HOLDINGS, INC.

By:	/s/ J. STEVEN PERSON
Name: J. Steven Person
Title: Vice President
Address: 407 North Big Spring Midland, Texas 79701 Facsimile Number (915) 688-0191

/s/ H. H. WOMMACK, III
H.H. WOMMACK, III
Address: #3 Willow Court Midland, Texas 79701

HOLDERS OF CLASS A COMMON SHARES AS LISTED ON SCHEDULE I HERETO:

By:	WILMINGTON TRUST COMPANY, as attorney in fact for those Holders of Class A Shares listed on Schedule A hereto, pursuant to the Letters of Transmittal, executed and delivered by such holders

By:	/s/ JAMES A. HANLEY
Authorized Officer

Schedule A

Name and Address of Stockholder	No. of Class A Common Shares Beneficially Owned
The Bank of New York	383288.77
DTC Participant # 901
One Wall Street, 6th Floor
New York, NY 10286
Attn: Ray Cestaro
Jeff Lazarus

Bankers Trust Company	10307.89
DTC Participant # 903
648 Grassmere Park Road
Nashville, TN 37211
Attn: Keith Dismuke

JP Morgan Chase/CCSG	39193.49
DTC Participant # 2123
811 Rusk St. 18-HCB-340
Houston, TX 77002
Attn: Debbie Potts

Boston Safe Deposit & Trust Co.	5447.89
DTC Participant # 954
Mellon Bank Ctr
525 William Penn Place
Pittsburgh, PA 15259
Attn: Anthony Scanga

Brown Brothers Harriman	30884.47
DTC Participant # 10
525 Washington Blvd. 11th Fl.
Jersey City, NJ 07310
Attn: Corporate Actions

Citibank NA	37077.04
DTC Participant # 908
3800 Citibank Center
Tampa, FL 33610-9122
Attn: Karen Kelly

JP Morgan Chase	143212.99
DTC Participant # 902
14201 Dallas Pkwy
Dallas, TX 75254
Attn: Corp Reorg Dept, 12th Fl.
Mark Warden

Name and Address of Stockholder	No. of Class A Common Shares Beneficially Owned
Wachovia Bank, NA-	783.87
PhilaMain
DTC Participant # 2163
123 S. Broad St.
Philadelphia, PA 19109
Attn: Reorg Dept.

Investors Bank & Trust	4311.28
DTC Participant # 2212
200 Clarendon St. 4th Fl
Boston, MA 02116
Attn: Corporate Actions

PNC Bank (Saxon & Co.)	156.77
DTC Participant # 2616
8800 Tinicum Blvd. Attn: Reorg
MS F6-F266-02-2
Philadelphia, PA 19153

State Street Bank &	151012.51
Trust/Locker & Co.
DTC Participant # 997
1776 Heritage Drive
No. Quincy, MA 02171
Attn: Corp Action Unit

Northern Trust Co.	5643.86
DTC Participant # 2669
801 S. Canal
Chicago, IL 60607
Attn: Reorg C-1N;Joe
Kirincich

Bear Stearns Securities Corp.	62356.83
DTC Participant # 352
1 Metrotech Ctr. N.
Dept. C, Cashiers Dept.
Brooklyn, NY 11201-3862
Attn: Keith Cullen

Prudential Financial	391.93
DTC Participant # 30
One New York Plaza
New York, NY 10292
Attn: David Lai

Name and Address of Stockholder	No. of Class A Common Shares Beneficially Owned
UFJ Trust Company of NY	587.90
DTC Participant # 2932
666 Fifth Ave. 33rd Fl.
New York, NY 10103
Attn: Edward Caplette

U.S. Bank NA	1959.67
DTC Participant # 2803
1555 N. River Center Dr.
Suite 210
Milwaukee, WI 53212
Attn: Ian Martin

Swiss American Securities	3919.35
DTC Participant # 12
12 E. 49th Street
New York, NY 10017

Jefferies & Co., Inc.	18052.52
DTC Participant # 19
Harborside Financial Ctr.
705 Plaza 3 7th Fl.
Jersey City, NJ 07303

Mercantile Safe Deposit &	509.52
Trust/Nap & Co., a partnership
DTC Participant # 976
766 Old Hammonds Ferry Rd.
Proxy Unit #230-20
Linthecum, MD 21090

Sumitomo Trust & Banking	901.45
Co. (U.S.A.)
DTC Participant # 2779
527 Madison Ave.
New York, NY 10022